UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
NATIONAL FUEL GAS COMPANY

(Name of Registrant as Specified in its Charter)
New Mountain Vantage GP, L.L.C.
New Mountain Vantage, L.P.
New Mountain Vantage (California), L.P.
New Mountain Vantage (Texas), L.P.
New Mountain Vantage Advisers, L.L.C.
New Mountain Vantage (Cayman) Ltd.
New Mountain Vantage HoldCo Ltd.
Mr. Steven B. Klinsky
NMV Special Holdings, LLC
California Public Employees’ Retirement System
F. Fox Benton, III
David M. DiDomenico
Frederic V. Salerno

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On January 24, 2008, New Mountain Vantage Advisers, LLC (“Vantage”) and its affiliates and National Fuel Gas Company (“NFG”) entered into an agreement (the “Settlement Agreement”) providing, among other things, for the termination by Vantage of its proxy solicitation to elect its three nominees to the NFG Board of Directors at the 2008 Annual Shareholders Meeting (the “AMS”). Accordingly, Vantage is withdrawing the definitive proxy statement it previously filed with the Securities and Exchange Commission. A copy of the press release announcing the entering into of the Settlement Agreement is attached as Exhibit 1.

IMPORTANT NOTE REGARDING PROXY MATERIALS

Stockholders are advised that pursuant to the terms of the Settlement Agreement, Vantage will NOT vote any proxies that it receives relating to the AMS. NFG stockholders entitled to vote at the AMS should read the supplemental proxy materials that NFG has agreed under the Settlement Agreement to prepare and mail to shareholders (and file with the Securities and Exchange Commission) for a description on how their shares of Common Stock may be voted at the AMS.